FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. REPORTS 2023 THIRD QUARTER RESULTS

NEW YORK, NY – October 30, 2023 – Medallion Financial Corp. (NASDAQ: MFIN, “Medallion” or the “Company”), a specialty finance company that originates and services loans in various consumer and commercial industries, along with offering loan origination services to fintech strategic partners, announced today its results for the quarter ended September 30, 2023.

2023 Third Quarter Highlights

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Net income was $11.2 million, or $0.48 per share, compared to $7.6 million, or $0.32 per share, in the prior year quarter.
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$5.7 million of cash was collected on taxi medallion-related assets, with recoveries resulting in earnings of $0.10 per share.
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Net interest income grew 16% to $48.8 million from $42.0 million in the prior year quarter.
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Net interest margin on net loans was 8.64%, compared to 8.91% in the prior year quarter, and on gross loans it was 8.35%, compared to 8.63% in the prior year quarter.
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Loan originations were $217.4 million, compared to $273.7 million in the prior year quarter.
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Loans grew 19% to $2.2 billion as of September 30, 2023, compared to $1.9 billion a year ago.
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The credit loss provision increased to $14.5 million from $10.0 million in the prior year quarter.
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Total assets grew to an all-time high of $2.6 billion at September 30, 2023, a 16% increase over September 30, 2022.
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Subsequent to September 30, 2023, the board of directors increased the quarterly dividend 25% to $0.10 per share.

Executive Commentary – Andrew Murstein, President of Medallion

“We continue to be pleased with our strong results. Our earnings of nearly $41 million for the first nine months of the year were up 32% compared to last year. This is our highest net income for the nine-months through September since we went public. Net interest income grew 16% over the prior year quarter and grew 4% from the second quarter.

With over $200 million of consumer loans originated during the quarter, we continued to increase market share while taking pro-active steps to increase credit standards, increase pricing, and moderate growth to a level sustainable with our long-term strategy. Cash collections related to our taxi medallion assets were $5.7 million, adding $0.10 to our bottom line. In October, we collected an additional $9.4 million from one of larger taxi medallion borrowers, which will result in a pre-tax gain of $8.0 million in the fourth quarter.

Our board of directors has authorized a 25% increase of our quarterly dividend to $0.10 per share beginning with the upcoming dividend payment next month, another sign of our commitment to providing sustainable shareholder value over the long-term.”

Business Segment Highlights

Recreation Lending Segment

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Originations were $92.6 million during the quarter, compared to $149.2 million a year ago.
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Recreation loans grew 15% to $1.3 billion as of September 30, 2023, compared to $1.2 billion a year ago.
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Recreation loans were 61% of total loans as of September 30, 2023, compared to 63% a year ago.
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Net interest income grew 13% to $35.6 million for the quarter, from $31.5 million in in the prior year quarter.
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The average interest rate was 14.73% at quarter-end, compared to 14.21% a year ago.
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Recreation loans 90 days or more past due were $5.9 million, or 0.45% of gross recreation loans, as of September 30, 2023, compared to $5.1 million, or 0.45%, a year ago.

Home Improvement Lending Segment

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Originations were $79.3 million during the quarter, compared to $100.5 million a year ago.
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Home improvement loans grew 30% to $750.5 million as of September 30, 2023, compared to $575.2 million a year ago.
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Home improvement loans were 34% of total loans as of September 30, 2023, compared to 31% a year ago.
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Net interest income grew 19% to $11.4 million for the quarter, from $9.6 million in the prior year quarter.
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The average interest rate was 9.38% at quarter-end, compared to 8.55% a year ago.
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Home improvement loans 90 days or more past due were $1.0 million, or 0.13% of gross home improvement loans, as of September 30, 2023, compared to $0.5 million, or 0.09%, a year ago.

Commercial Lending Segment

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Commercial loans were $100.3 million at September 30, 2023, compared to $93.7 million a year ago.
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The average interest rate on the portfolio was 12.91%, compared to 12.26% a year ago.

Medallion Lending Segment

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The Company collected $5.7 million of cash on taxi medallion-related assets during the quarter.
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Total net taxi medallion assets declined to $16.2 million (comprised of $2.2 million of loans net of allowance for credit losses and $14.0 million of loan collateral in process of foreclosure), a 41% reduction from a year ago, and represented less than 1% of the Company’s total assets, as of September 30, 2023.

Capital Allocation

Quarterly Dividend

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The Board of Directors increased the quarterly dividend to $0.10 per share, payable on November 30, 2023 to shareholders of record at the close of business on November 15, 2023.

Conference Call Information

The Company will host a conference call to discuss its third quarter financial results tomorrow, Tuesday, October 31, 2023, at 9:00 a.m. Eastern time.

In connection with its earnings release, the Company has updated its quarterly supplement presentation, which is now available at www.medallion.com.

How to Participate

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Date: Tuesday, October 31, 2023
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Time: 9:00 a.m. Eastern time
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U.S. dial-in number: (877) 407-0789
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International dial-in number: (201) 689-8562
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Live webcast: Link to Webcast of 3Q23 Earnings Call

A link to the live audio webcast of the conference call will also be available at the Company’s IR website.

Replay Information

The webcast replay will be available at the Company's IR website until the next quarter’s results are announced.

The conference call replay will be available following the end of the call through Tuesday, November 7.

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U.S. dial-in number: (844) 512-2921
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International dial-in number: (412) 317-6671
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Passcode: 1374 1580

About Medallion Financial Corp.

Medallion Financial Corp. (NASDAQ:MFIN) and its subsidiaries originate and service a growing portfolio of consumer loans and mezzanine loans in various industries. Key industries served include recreation (towable RVs and marine) and home improvement (replacement roofs, swimming pools, and windows). Medallion Financial Corp. is headquartered in New York City, NY, and its largest subsidiary, Medallion Bank, is headquartered in Salt Lake City, Utah. For more information, please visit www.medallion.com.

Forward-Looking Statements

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, net interest income and expenses, other expenses, earnings, growth, and our growth strategy. These statements are often, but not always, made using words or phrases such as “will” and “continue” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These statements relate to future public announcements of our earnings, the impact of the pending SEC litigation, expectations regarding our loan portfolio, including collections on our medallion loans, the potential for future asset growth, and market share opportunities. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. For example, statements about the effects of the current economy, whether inflation or the risk of recession, operations, financial performance and prospects constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond Medallion’s control. In addition to risks relating to the current economy, a description of certain risks to which Medallion is or may be subject, including risks related to the pending SEC litigation, please refer to the factors discussed under the heading “Risk Factors” in Medallion’s 2022 Annual Report on Form 10-K.

Company Contact:

Investor Relations

212-328-2176

InvestorRelations@medallion.com

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(Dollars in thousands, except share and per share data)	September 30, 2023	December 31, 2022	September 30, 2022
Assets
Cash, cash equivalents, and federal funds sold	$127,642	$105,598	$98,202
Investment and equity securities	63,717	58,785	59,024
Loans	2,203,038	1,916,953	1,855,510
Allowance for credit losses	(79,133)	(63,845)	(61,535)
Net loans receivable	2,123,905	1,853,108	1,793,975
Goodwill and intangible assets, net	171,755	172,838	173,200
Loan collateral in process of foreclosure	15,923	21,819	24,331
Other assets	55,685	47,731	50,809
Total assets	$2,558,627	$2,259,879	$2,199,541
Liabilities
Deposits	$1,855,096	$1,607,110	$1,555,832
Long-term debt	218,137	214,320	219,448
Short-term borrowings	18,489	5,000	—
Deferred tax liabilities, net	23,131	26,753	26,132
Operating lease liabilities	7,075	8,408	8,580
Accounts payable and accrued expenses	39,437	27,764	29,660
Total liabilities	2,161,365	1,889,355	1,839,652
Total stockholders’ equity	328,474	301,736	291,101
Non-controlling interest in consolidated subsidiaries	68,788	68,788	68,788
Total equity	397,262	370,524	359,889
Total liabilities and equity	$2,558,627	$2,259,879	$2,199,541
Number of shares outstanding	23,363,731	23,061,673	23,185,070
Book value per share	$14.06	$13.08	$12.56

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except share and per share data)	2023	2022	2023	2022
Total interest income	$65,886	$51,694	$183,455	$142,108
Total interest expense	17,102	9,654	44,379	25,258
Net interest income	48,784	42,040	139,076	116,850
Provision for credit losses	14,532	10,047	27,045	21,046
Net interest income after provision for credit losses	34,252	31,993	112,031	95,804
Other income (loss)
Gain on sale of loans and medallion	1,417	518	4,578	5,061
Gain (loss) on equity investments	2,180	(1,123)	2,189	2,985
Write-down of loan collateral in process of foreclosure	(30)	(94)	(303)	(608)
Other income, net	739	468	1,868	1,217
Total other income (loss), net	4,306	(231)	8,332	8,655
Other expenses
Salaries and employee benefits	9,630	8,411	27,805	23,709
Loan servicing fees	2,501	2,159	7,084	6,231
Collection costs	1,583	1,593	4,729	3,935
Professional fees	1,148	3,722	4,223	12,106
Other expenses	4,227	3,524	12,643	10,274
Total other expenses	19,089	19,409	56,484	56,255
Income before income taxes	19,469	12,353	63,879	48,204
Income tax provision	6,727	3,205	18,582	12,892
Net income after taxes	12,742	9,148	45,297	35,312
Less: income attributable to the non-controlling interest	1,512	1,512	4,536	4,535
Total net income attributable to Medallion Financial Corp.	$11,230	$7,636	$40,761	$30,777
Basic net income per share	$0.50	$0.33	$1.81	$1.28
Diluted net income per share	$0.48	$0.32	$1.77	$1.26
Weighted average common shares outstanding
Basic	22,596,982	23,154,775	22,469,968	24,020,058
Diluted	23,392,901	23,510,645	23,067,944	24,332,776
Dividends declared per common share	$0.08	$0.08	$0.24	$0.24